Filed Pursuant to Rule 433

Registration No. 333-180289

June 11, 2013

FREE WRITING PROSPECTUS

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012 and

Stock-Linked Underlying Supplement dated March 22, 2012)

HSBC USA Inc.
Autocallable Buffered Range Accrual Notes

}	Autocallable Buffered Range Accrual Notes linked to an equally weighted basket of three Reference Stocks

}	5 year maturity

}	Quarterly coupons based on basket performance, subject to the maximum coupon of 5.50% to 6.50% per annum (to be determined on the Pricing Date)

}	Callable annually on or after June 18, 2014 if the Basket Closing Level is equal to or greater than the Initial Basket Level

}	If the notes are not called, protection from the first 20% of any decreases in the level of the basket

}	All payments on the Notes are subject to the credit risk of HSBC USA Inc.

The Autocallable Buffered Range Accrual Notes (the “Notes”) offered hereunder will not be listed on any U.S. securities exchange or automated quotation system.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or Stock-Linked Underlying Supplement. Any representation to the contrary is a criminal offense.

We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-7 of this document, beginning on page S-3 of the accompanying prospectus supplement and beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $932.50 and $965.00 per Note, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-4 and “Risk Factors” beginning on page FWP-7 of this document for additional information.

	Price to Public	Underwriting Discount[1]	Proceeds to Issuer
Per Note/total	$1,000

1 HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-15 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

HSBC USA Inc.

Autocallable Buffered Range Accrual Notes

Linked to an equally weighted basket of three Reference Stocks

The Reference Stocks
Reference Issuer	Ticker Symbol	Basket Weight	Industry
BHP Billiton Limited	BHP	1/3	Mining
Freeport-McMoRan Copper & Gold Inc.	FCX	1/3	Mining
Rio Tinto PLC	RIO	1/3	Mining

Past performance does not necessarily indicate future performance

Indicative Terms*

Principal Amount	$1,000 per Note
Term	5 years
Reference Asset	The basket consisting of the Reference Stocks shown in the above table.
Reference Return	Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level	Set equal to 100 on the Pricing Date.
Final Basket Level	Basket Closing Level on the Final Valuation Date.
Call Feature	The Notes will be automatically called if the Basket Closing Level is greater than or equal to the Initial Basket Level on any Call Observation Date. In such a case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to 100% of the Principal Amount together with any unpaid Coupon Payment on the corresponding Call Payment Date.**
Coupon Payment	For each interest period, interest will accrue at a rate per annum equal to the Coupon Rate multiplied by the Accrual Fraction, and will be paid on the applicable Coupon Payment Date.**
Accrual Fraction	(N/D)/4, where “N” equals the number of trading days in the applicable interest period on which the Basket Closing Level is greater than or equal to the Accrual Level, and “D” equals the total number of trading days in that period.
Coupon Rate	5.50% to 6.50% per annum (to be determined on the Pricing Date)
Payment at Maturity

Unless the Notes are automatically called, if the Final Basket Level is greater than or equal to the Buffer Level, you will receive 100% of the Principal Amount.

If the Final Basket Level is less than the Buffer Level, you will receive

$1,000 + ($1,000 × (Reference Return + 20%)). For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Final Basket Level is less than the Buffer Level, you will lose up to 80% of your investment.

Accrual Level	80
Buffer Level	80
Pricing Date	June 11, 2013
Trade Date	June 11, 2013
Original Issue Date	June 18, 2013
Maturity Date	June 18, 2018

* As more fully described beginning on page FWP-3.

** See pages FWP-3 and FWP-4 for Call Observation Dates, Call Payment Dates and Coupon Payment Dates.

The Notes

The Notes may be suitable for investors who believe the value of the Reference Asset will decrease by no more than 20% and who seek the potential for enhanced quarterly Coupon Payments (relative to the yield on traditional conventional debt securities with a similar term and issued by issuers with a credit rating similar to ours), as long as the Notes are not automatically called. However, investors in the Notes are subject to the risk that they may receive no Coupon Payments, or limited Coupon Payments, for one or more interest periods during the term of the Notes.

If the Notes are not automatically called and if the Final Basket Level is greater than or equal to the Buffer Level, you will receive the Principal Amount of your Notes at maturity plus any unpaid Coupon Payments.

If the Notes are not automatically called and if the Final Basket Level is less than the Buffer Level, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the Buffer Level, but will keep any Coupon Payments made to you during the term of the Notes. If you lose up to 80% of your initial investment, even with any Coupon Payments, your yield on an investment in the Notes may be negative.

If the Basket Closing Level is greater than or equal to the Initial Basket Level on any Call Observation Date, your Notes will be automatically called and you will receive a payment equal to 100% of the Principal Amount together with any unpaid Coupon Payments on the corresponding Call Payment Date

The offering period for the Notes is through June 11, 2013

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HSBC USA Inc. Autocallable Buffered Range Accrual Notes

Linked to an equally weighted basket of three Reference Stocks

This free writing prospectus relates to an offering of Notes linked to an equally weighted basket consisting of the common stock or American Depository Shares of three companies (each a “Reference Stock,” and the basket, the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. with Coupon Payments linked to the Reference Stocks as described below.

The offering of Notes will have the terms described in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. The following key terms relate to the offering of Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Stocks:	The common stock or American Depository Shares of the following Reference Stock Issuers:
Reference Stock Issuers	Ticker Symbol		Basket Weight	Relevant Exchange	Initial Price[1]
BHP Billiton Limited	BHP		1/3	NYSE
Freeport-McMoRan Copper & Gold Inc.	FCX		1/3	NYSE
Rio Tinto PLC	RIO		1/3	NYSE
[1] For each Reference Stock, its Official Closing Price on the Pricing Date.
Reference Asset:	The basket consisting of the Reference Stocks shown in the above table.
Reference Return:	The quotient, expressed as a percentage, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level
Initial Basket Level:	Set equal to 100 on the Pricing Date.
Final Basket Level:	Basket Closing Level on the Final Valuation Date.
Basket Closing Level:	The Basket Closing Level will be calculated as follows: 100 × [1 + (sum of each Reference Stock Return multiplied by 1/3)]
Call Feature:	The Notes will be automatically called if the Basket Closing Level is greater than or equal to the Initial Basket Level on any Call Observation Date. In such a case, you will receive a payment, per $1,000 Principal Amount of Notes, equal to 100% of the Principal Amount together with any unpaid Coupon Payment on the corresponding Call Payment Date.
Call Observation Dates:	June 11, 2014, June 11, 2015, June 13, 2016, June 12, 2017 and June 11, 2018 (the Final Valuation Date). The Call Observation Dates are subject to postponement as described under “Additional Note Terms― Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Call Payment Dates:	June 18, 2014, June 18, 2015, June 20, 2016, June 19, 2017 and June 18, 2018 (the Maturity Date). The Call Payment Dates are subject to postponement as described under “Additional Note Terms―Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment:	For each interest period, interest will accrue at a rate per annum equal to the Coupon Rate multiplied by the Accrual Fraction, and will be paid on the applicable Coupon Payment Date.
Coupon Rate:	5.50% to 6.50% per annum (to be determined on the Pricing Date)
Accrual Fraction:	(N/D)/4, where “N” equals the number of trading days in the applicable interest period on which the Basket Closing Level is greater than or equal to the Accrual Level, and “D” equals the total number of trading days corresponding to that period, as determined by the calculation agent.
Interest Periods:	Interest Period	Interest Period Beginning Date	Interest Period End Date	Coupon Payment Date*
	1	June 12, 2013	September 11, 2013	September 18, 2013
	2	September 12, 2013	December 11, 2013	December 18, 2013
	3	December 12, 2013	March 11, 2014	March 18, 2014
	4	March 12, 2014	June 11, 2014	June 18, 2014
	5	June 12, 2014	September 11, 2014	September 18, 2014
	6	September 12, 2014	December 11, 2014	December 18, 2014
	7	December 12, 2014	March 11, 2015	March 18, 2015
	8	March 12, 2015	June 11, 2015	June 18, 2015
	9	June 12, 2015	September 11, 2015	September 18, 2015
	10	September 14, 2015	December 11, 2015	December 18, 2015
	11	December 14, 2015	March 11, 2016	March 18, 2016
	12	March 14, 2016	June 13, 2016	June 20, 2016
	13	June 14, 2016	September 12, 2016	September 19, 2016
	14	September 13, 2016	December 12, 2016	December 19, 2016

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	15	December 13, 2016	March 13, 2017	March 20, 2017
	16	March 14, 2017	June 12, 2017	June 19, 2017
	17	June 13, 2017	September 11, 2017	September 18, 2017
	18	September 12, 2017	December 11, 2017	December 18, 2017
	19	December 12, 2017	March 12, 2018	March 19, 2018
	20	March 13, 2018	June 11, 2018	June 18, 2018
* Subject to adjustment as described under “Additional Note Terms–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Coupon Payment Dates:	For each interest period, the date set forth in the table above.
Reference Stock Return:	For each Reference Stock, on any date, the quotient, expressed as a percentage, calculated as follows: Official Closing Price – Initial Price Initial Price
Payment at Maturity:

Unless the Notes are automatically called, if the Final Basket Level is greater than or equal to the Buffer Level, you will receive 100% of the Principal Amount.

If the Final Basket Level is less than the Buffer Level, you will receive $1,000 + ($1,000 × (Reference Return + 20%)). For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Final Basket Level is less than the Buffer Level, you will lose up to 80% of your investment.

Accrual Level:	80
Buffer Level:	80
Interest Periods:	Quarterly, from and including each Interest Period Beginning Date (or the Original Issue Date, in the case of the first interest period) to but excluding the following Interest Period End Date (or the Maturity Date, in the case of the final interest period), as set forth in the table above.
Initial Price:	The Official Closing Price (as defined below) of the Reference Stock, as determined by the calculation agent on the Pricing Date.
Final Price:	The Official Closing Price of the Reference Stock on the applicable Call Observation Date or the Final Valuation Date, subject to adjustment as described under “Additional Note Terms–Antidilution and Reorganization Adjustments” in the accompanying Stock-Linked Underlying Supplement.
Official Closing Price:	With respect to each Reference Stock, the Official Closing Price on any scheduled trading day during the term of the Notes will be its relevant official price of one share on its Relevant Exchange as of the close of the regular trading session of such exchange and as reported in that exchange’s official price determination mechanism, as further described under “Additional Note Terms–Official Closing Price” in the accompanying Stock-Linked Underlying Supplement.
Trade Date:	June 11, 2013
Pricing Date:	June 11, 2013
Original Issue Date:	June 18, 2013
Final Valuation Date:	June 11, 2018, subject to adjustment as described under “Additional Terms of the Notes―Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	June 18, 2018, which is three business days after the Final Valuation Date. The Maturity Date is subject to adjustment as described under “Additional Note Terms–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
CUSIP/ISIN:	40432XFJ5/US40432XFJ54
Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value is determined by reference to our or our affiliates’ internal pricing models and reflects the implied borrowing rate we pay to issue market-linked securities, which is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities, and the value of the embedded derivatives in the Notes. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates.

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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General

This free writing prospectus relates to one security offering linked to the Reference Stocks identified on page FWP-3. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Stocks. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Stocks identified on page FWP-3, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Stocks or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus supplement, prospectus or Stock-Linked Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-7 of this free writing prospectus, beginning on page S-3 of the prospectus supplement and beginning on page S-1 of the Stock-Linked Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Stock-Linked Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

}	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

}	The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

}	The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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Payment at Maturity

Call Feature

The Notes will be automatically called if the Basket Closing Level greater than or equal to the Initial Basket Level on any Call Observation Date. If the Notes are automatically called, investors will receive, on the corresponding Call Payment Date, a cash payment per $1,000 Principal Amount of Notes equal to 100% of the Principal Amount, together with any unpaid Coupon Payment.

Maturity

Unless the Notes are automatically called, for each $1,000 Principal Amount of Notes, you will receive a cash payment on the Maturity Date determined as follows:

}	If the Final Basket Level is greater than or equal to the Buffer Level, you will receive 100% of the Principal Amount.
}	If the Final Basket Level is less than the Buffer Level, you will receive $1,000 + ($1,000 × (Reference Return + 20%)). For example, if the Reference Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Final Basket Level is less than the Buffer Level, you will lose up to 80% of your investment.

Coupons

On the applicable Coupon Payment Date, we will pay you a Coupon Payment equal to Coupon Rate multiplied by the Accrual Fraction and the Principal Amount. The Accrual Fraction is equal to the number of trading days in the applicable interest period on which the Basket Closing Level is greater than or equal to the Accrual Level divided by the total number of trading days in that period.

If any Coupon Payment Date falls on a day that is not a business day, then the related Coupon Payment will be paid on the next following business day. In the case of the final Coupon Payment Date, which is also the Maturity Date, if the Maturity Date is postponed as described under “Additional Note Terms–Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement, such final Coupon Payment Date will also be postponed until the postponed Maturity Date. In no event, however, will any additional interest accrue on the Notes as a result of any the foregoing postponements. For information regarding the record dates applicable to the Notes, please see the section entitled “Description of Notes—Interest and Principal Payments—Recipients of Interest Payments” on page S-11 in the accompanying prospectus supplement.

Solely for the purpose of calculating the Accrual Fraction, if any calendar day during the applicable interest period is not a Scheduled Trading Day for a Reference Stock, or if a Market Disruption Event with respect to a Reference Stock occurs on a Scheduled Trading Day (such calendar day being referred to as a “Disrupted Day”), the Official Closing Price for that Reference Stock will be the Official Closing Price for that Reference Stock on the previous Scheduled Trading Day that is not a Disrupted Day. If any calendar day is a Disrupted Day with respect to a Reference Stock but is not a Disrupted Day with respect to any other Reference Stock, then the determination of such other Reference Stock’s Official Closing Price will be made on the originally scheduled calendar day, regardless of the existence of a Disrupted Day with respect to any other Reference Stock.

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

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Investor Suitability

The Notes may be suitable for you if:

}	You believe that the Reference Asset will remain flat or depreciate by no more than 20% during the term of the Notes.

}	You believe the Coupon Payments on the Notes will be amounts sufficient to provide you with a satisfactory return on your investment.

}	You are comfortable receiving no more than the Principal Amount of your Notes at maturity plus a coupon that will not be greater than the Coupon Rate.

}	You are willing to make an investment that is exposed to a potential loss of principal on a 1-to-1 basis for each percentage point that the Reference Return is less than -20%.

}	You are willing to hold Notes that will be automatically called on any Call Observation Date on which the Basket Closing Level is greater than or equal to the Initial Basket Level.

}	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

}	You are willing to forgo dividends or other distributions paid to holders of the Reference Stocks.

}	You do not seek an investment for which there is an active secondary market.

}	You are willing to hold the Notes to maturity.

}	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

}	You do not believe that the Reference Asset will decrease by no more than 20% during the term of the Notes.

}	You are unwilling to invest in a security in which the return is limited to the Coupon Rate, and that will not otherwise enable you to participate in any increases in the value of the Basket.

}	You are unwilling to make an investment that is exposed to a potential loss of principal on a 1-to-1 basis for each percentage point that the Reference Return is less than -20%.

}	You are unable or unwilling to hold Notes that will be automatically called on any Call Observation Date on which the Basket Closing Level is greater than or equal to the Initial Basket Level, or you are otherwise unable or unwilling to hold the Notes to maturity.

}	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

}	You prefer to receive the dividends or other distributions paid on any of the Reference Stocks.

}	You seek an investment for which there will be an active secondary market.

}	You are unable or unwilling to hold the Notes to maturity.

}	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

Risk Factors

We urge you to read the section “Risk Factors” beginning on page S-3 in the accompanying prospectus supplement and on page S-1 of the accompanying Stock-Linked Underlying Supplement. Investing in the Notes is not equivalent to investing directly in any of the Reference Stocks. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying prospectus supplement, prospectus and Stock-Linked Underlying Supplement.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement and Stock-Linked Underlying Supplement, including the explanation of risks relating to the Notes described in the following sections:

}	“—Risks Relating to All Note Issuances” in the prospectus supplement;

}	“—General Risks Related to Reference Stocks” in the Stock-Linked Underlying Supplement;

}	“—Additional Risks Relating to Certain Notes with a Reference Asset That Includes or Relates to One or More Non-U.S. Company Reference Stocks” in the Stock-Linked Underlying Supplement;

}	“—Additional Risks Relating to Certain Notes with a Reference Asset That Includes or Relates to One or More ADSs” in the Stock-Linked Underlying Supplement; and

}	“—Additional Risks Relating to Certain Notes with More than One Instrument Comprising the Reference Asset” in the Stock-Linked Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

If the Notes are not called, you will be exposed to the decline in the Final Basket Level from the Initial Basket Level beyond the Buffer Level of 80. Accordingly, if the Reference Return is less than -20%, your Payment at Maturity will be less than the Principal Amount of the Notes. You will lose up to 80% of your investment at maturity if the Reference Return is less than the Buffer Level.

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The Notes may be automatically called prior to the Maturity Date.

If the Notes are automatically called early, the period over which you may receive Coupon Payments could be as little as one year. You may be unable to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk if the Notes are automatically called.

The amount of the Coupon Payment is uncertain and you may receive no interest, or only a limited amount of interest, for any or all interest periods.

The amount of the Coupon Payments you may receive is not fixed and will depend on the performance of the Reference Asset. For each interest period, you will only receive a Coupon Payment equal to the Coupon Rate multiplied by the Accrual Fraction. Therefore, for every trading day during the applicable interest period that the Closing Basket Level is below the Accrual Level, the Coupon Payment you receive on the applicable Coupon Payment Date will be reduced. You may receive no Coupon Payments, or limited Coupon Payments, for one or more interest periods during the term of the Notes.

You will not directly participate in any appreciation in the value of Reference Stocks and your potential Coupon Payment is capped.

You will not directly participate in any appreciation in the value of the Reference Stocks. Instead you will receive Coupon Payments as described under the captions “Coupon Payment,” “Coupon Rate,” “Accrual Fraction” and “Accrual Level” on page FWP-3. The coupons payable to you will be based upon whether the Reference Stocks appreciate or depreciate and, if the Reference Stocks depreciate, the amount of such depreciation. Your return on the Notes will not exceed the sum of the principal amount and any Coupon Payments. Therefore, you may earn significantly less by investing in the Notes than you would have earned by investing directly in the Reference Stocks. In no event will the annual coupon be greater than the Coupon Rate.

Changes in the value of one or more of the Reference Stocks may be offset by changes in the value of one or both of the other Reference Stocks.

The applicable Coupon Payment for each Coupon Payment Date is based on the performance of each Reference Stock during the applicable interest period. A change in the value of one or more of the Reference Stocks during the applicable interest period may not correlate with changes in the value of one or both of the other Reference Stocks. The value of one or more Reference Stocks may increase, while the value of one or both of the other Reference Stocks may not increase as much, or may even decrease. Therefore, in calculating the Coupon Payment for an applicable interest period, increases in the value of one or more of the Reference Stocks may be moderated, or wholly offset, by lesser increases or decreases in the value of one or both of the other Reference Stocks.

The Notes are subject to the credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any Coupon Payments or payment at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date. We will determine the Estimated Initial Value by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value will reflect the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the costs associated with hedging our obligations under the Notes, the underwriting discount and the costs associated with

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issuing the Notes (such as costs associated with creating and documenting the Notes). If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Stocks and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Although not obligated to do so, for a predetermined period of time after the Original Issue Date, if we were to buy back your Notes, the purchase price you would receive (and which may be shown on your customer account statements) is expected to exceed the Estimated Initial Value, assuming all other market conditions remain the same. This pricing differential is only temporary and the excess amount is expected to decline on an approximate straight line basis to zero over a period of approximately six months from the Original Issue Date. The length of this period is generally dictated by market conditions. Thereafter, if you are able to sell your Notes, the price you would receive would be based on the market value of the Notes at that time, which would take into account factors including, but not limited to, then-prevailing market conditions, the value of the Reference Stocks, our creditworthiness and transaction costs.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts.

HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

The Notes are not insured by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the Notes.

Tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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Description of the Reference Stocks

BHP BILLITON LIMITED (BHP)

Description of BHP Billiton Limited

BHP Billiton Limited is an international resources company. BHP's principal business lines are mineral exploration and production, including coal, iron ore, gold, titanium, ferroalloys, nickel and copper concentrate, as well as petroleum exploration, production, and refining. Information filed by BHP with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-09526 or its CIK Code: 0000811809.

Historical Performance of BHP Billiton Limited

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2008 through June 7, 2013. We obtained the data in this table from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 30, 2008	95.60	65.17	85.19	March 31, 2011	96.66	83.86	95.88
September 30, 2008	83.71	49.38	51.99	June 30, 2011	104.58	86.35	94.63
December 31, 2008	51.94	24.53	42.90	September 30, 2011	97.37	65.83	66.44
March 31, 2009	48.76	33.10	44.60	December 30, 2011	84.36	62.54	70.63
June 30, 2009	62.92	43.40	54.73	March 30, 2012	82.22	69.97	72.40
September 30, 2009	69.45	49.07	66.01	June 29, 2012	76.10	59.89	65.30
December 31, 2009	78.75	61.67	76.58	September 28, 2012	72.99	60.73	68.61
March 31, 2010	82.67	66.52	80.32	December 31, 2012	78.56	67.32	78.44
June 30, 2010	83.20	58.38	61.99	March 29, 2013	80.53	68.43	68.43
September 30, 2010	77.75	60.94	76.32	June 7, 2013*	71.46	63.19	64.21
December 31, 2010	93.55	75.92	92.92

* For the second calendar quarter of 2013, this table includes data for the period from April 1, 2013 through June 7, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the daily performance of BHP’s American Depository Shares from June 7, 2008 through June 7, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 7, 2013 was $64.21. Past performance of the Reference Stock is not indicative of its future performance.

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Freeport-McMoRan Copper & Gold Inc. (FCX)

Description of Freeport-McMoRan Copper & Gold Inc.

Freeport-McMoRan Copper & Gold Inc., through its subsidiary, is a copper, gold and molybdenum mining company. FCX primarily mines for copper and owns mining interests in Chile and Indonesia. FCX, through a subsidiary, is also involved in smelting and refining of copper concentrates. Information filed by FCX with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11307-01 or its CIK Code: 0000831259.

Historical Performance of Freeport-McMoRan Copper & Gold Inc.

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2008 through June 7, 2013. We obtained the data in this table from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

Quarter Ending	Quarter High	Quarter Low	Quarter Close	Quarter Ending	Quarter High	Quarter Low	Quarter Close
June 30, 2008	62.44	45.64	57.51	March 31, 2011	60.75	45.80	55.01
September 30, 2008	57.46	25.15	27.90	June 30, 2011	58.18	46.06	52.90
December 31, 2008	27.58	7.70	11.99	September 30, 2011	56.78	30.37	30.45
March 31, 2009	21.32	10.39	18.70	December 30, 2011	43.50	28.85	36.79
June 30, 2009	30.20	17.96	24.59	March 30, 2012	48.96	36.76	38.04
September 30, 2009	36.03	21.19	33.67	June 29, 2012	39.43	31.16	34.07
December 31, 2009	42.87	30.92	39.40	September 28, 2012	43.65	31.08	39.58
March 31, 2010	44.44	32.41	41.00	December 31, 2012	42.89	30.55	34.20
June 30, 2010	43.33	28.58	29.02	March 29, 2013	36.25	30.72	33.10
September 30, 2010	43.15	27.83	41.90	June 7, 2013*	34.00	27.24	30.92
December 31, 2010	59.80	42.38	59.46

* For the second calendar quarter of 2013, this table includes data for the period from April 1, 2013 through June 7, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the daily performance of FCX’s common stock from June 7, 2008 through June 7, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 7, 2013 was $30.92. Past performance of the Reference Stock is not indicative of its future performance.

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RIO TINTO PLC (RIO)

Description of Rio Tinto plc

Rio Tinto plc is an international mining company. RIO has interests in mining for aluminum, borax, coal, copper, gold, iron ore, lead, silver, tin, uranium, zinc, titanium dioxide feedstock, diamonds, talc and zircon. Information filed by RIO with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-10533 or its CIK Code: 0000863064.

Historical Performance of Rio Tinto plc

The following table sets forth the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Reference Stock for each quarter in the period from April 1, 2008 through June 7, 2013. We obtained the data in this table from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service. All historical prices are denominated in US dollars and rounded to the nearest penny. Historical prices of the Reference Stock should not be taken as an indication of future performance of the Reference Stock.

QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE	QUARTER ENDING	QUARTER HIGH	QUARTER LOW	QUARTER CLOSE
June 30, 2008	118.01	85.59	104.57	March 31, 2011	76.67	61.07	71.12
September 30, 2008	99.33	46.60	52.71	June 30, 2011	74.99	64.79	72.32
December 31, 2008	54.78	12.51	18.78	September 30, 2011	73.99	44.08	44.08
March 31, 2009	30.25	16.58	28.32	December 30, 2011	58.93	40.50	48.92
June 30, 2009	45.73	26.57	34.62	March 30, 2012	63.18	50.71	55.59
September 30, 2009	45.84	30.00	42.57	June 29, 2012	57.67	41.60	47.81
December 31, 2009	55.93	39.34	53.85	September 28, 2012	53.89	42.64	46.76
March 31, 2010	60.07	46.39	59.18	December 31, 2012	58.36	46.54	58.09
June 30, 2010	62.22	39.31	43.60	March 29, 2013	60.45	46.42	47.08
September 30, 2010	60.28	43.27	58.73	June 7, 2013*	49.00	42.48	43.35
December 31, 2010	72.63	58.36	71.66

* For the second calendar quarter of 2013, this table includes data for the period from April 1, 2013 through June 7, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2013.

The graph below illustrates the daily performance of RIO’s American Depository Shares from June 7, 2008 through June 7, 2013 based on information from the Bloomberg Professional® service. The market price of the Reference Stock on June 7, 2013 was $43.35. Past performance of the Reference Stock is not indicative of its future performance.

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The following graph shows the hypothetical daily performance of the Reference Asset from June 7, 2008 through June 7, 2013 based on information from the Bloomberg Professional® service, assuming that the level of the Reference Asset on June 7, 2008 was 100 and that each Reference Stock had a 1/3 weight in the Reference Asset on that date. Past performance of the Reference Asset is not indicative of its future performance.

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Illustrative ExampleS

The following table and examples illustrate the hypothetical payments on the Notes at maturity, excluding Coupon Payments, if any. The hypothetical payments are based on a $1,000 investment in the Notes, a hypothetical Initial Basket Level of 100, the Buffer Level of 80 and a range of hypothetical Final Basket Levels.

The hypothetical examples shown below are intended to help you understand the terms of the Notes. The actual payment at maturity will depend on whether the actual Final Basket Level has declined from the Initial Basket Level to a level that is less than the Buffer Level.

Hypothetical Final Basket Level	Percentage Change	Payment at Maturity
130	30%	$1,000.00
120	20%	$1,000.00
115	15%	$1,000.00
110	10%	$1,000.00
105	5%	$1,000.00
100	0%	$1,000.00
95	-5%	$1,000.00
85	-15%	$1,000.00
80	-20%	$1,000.00
75	-25%	$950.00
70	-30%	$900.00
50	-50%	$700.00
20	-80%	$400.00
0	-100%	$200.00

The following examples illustrate how the hypothetical amounts payable at maturity set forth in the above table are calculated.

Example 1: The level of the Reference Asset decreases from the Initial Basket Level of 100 to a hypothetical Final Basket Level of 70, representing a percentage change of -30%. Because the hypothetical Final Basket Level of 70 is less than the Buffer Level, you will receive a payment at maturity of $900 per $1,000 in principal amount of the Notes, calculated as follows:

Principal Amount + (Principal Amount x Percentage Change + Buffer Level) = Payment at Maturity

$1,000 + ($1,000 x -30% + 20%) = $900.00

Example 1 shows that you are exposed on a 1-to-1 basis to declines in the value of the Reference Asset beyond the Buffer Level of 80. YOU MAY LOSE UP TO 80% OF THE PRINCIPAL AMOUNT OF YOUR NOTES.

Example 2: The level of the Reference Asset decreases from the Initial Basket Level of 100 to a hypothetical Final Basket Level of 80, representing a percentage change of -20%. Because the hypothetical Final Basket Level of 80 is equal to the Buffer Level, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the Notes.

Example 3: The level of the Reference Asset increases from the Initial Basket Level of 100 to a hypothetical Final Basket Level of 120, representing a percentage change of 20%. Because the hypothetical Final Basket Level of 120 is greater than the Buffer Level, you will receive a payment at maturity of $1,000 per $1,000 in principal amount of the Notes.

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The following tables present examples of the hypothetical Coupon Payment (rounded to two decimal places) that would be paid on $1,000 in Principal Amount of the Notes for an interest period based on the number of trading days on which the Basket Closing Level was greater than or equal to the Accrual Level during that interest period. The examples below assume a Coupon Rate of 5.50% per annum (the actual Coupon Rate will be determined on the Pricing Date). The examples below are for purposes of illustration only and would provide different results if different assumptions were made. The actual Coupon Payment in respect of each interest period will depend on the actual number of trading days in that interest period and the actual Basket Closing Level on each trading day during that period. A separate Accrual Fraction will be determined for each interest period.

Example 1: The Notes are not called

Interest Period	Hypothetical Total Number of Trading Days on which the Hypothetical Basket Closing Level was Greater than or Equal to the Accrual Level During an Interest Period	Hypothetical Total Number of Trading Days During an Interest Period	Hypothetical Accrual Fraction (rounded to two decimal places)	Hypothetical Coupon Payment on the Applicable Coupon Payment Date
1	25	64	0.10	$5.37
2	30	65	0.12	$6.35
3	35	64	0.14	$7.52
4	35	63	0.14	$7.64
5	40	66	0.15	$8.33
6	55	65	0.21	$11.63
7	50	65	0.19	$10.58
8	52	64	0.20	$11.17
9	42	64	0.16	$9.02
10	50	63	0.20	$10.91
11	60	64	0.23	$12.89
12	65	65	0.25	$13.75
13	63	63	0.25	$13.75
14	64	64	0.25	$13.75
15	50	65	0.19	$10.58
16	55	66	0.21	$11.46
17	45	65	0.17	$9.52
18	37	66	0.14	$7.71
19	23	64	0.09	$4.94
20	21	63	0.08	$4.58
		Total		$191.46

Since the Notes are not called, you would hold the Notes until Maturity and would receive $191.46 in Coupon Payments over the term of the Notes.

Example 2: The Notes are called on the second Call Observation Date

Interest Period	Hypothetical Total Number of Trading Days on which the Hypothetical Basket Closing Level was Greater than or Equal to the Accrual Level During an Interest Period	Hypothetical Total Number of Trading Days During an Interest Period	Hypothetical Accrual Fraction (rounded to two decimal places)	Hypothetical Coupon Payment on the Applicable Coupon Payment Date
1	25	64	0.10	$5.37
2	30	65	0.12	$6.35
3	35	64	0.14	$7.52
4	35	63	0.14	$7.64
5	40	66	0.15	$8.33
6	55	65	0.21	$11.63
7	50	65	0.19	$10.58
8	52	64	0.20	$11.17
		Total		$68.59

Since the Notes are called on the second Call Observation Date, you would only receive $68.59 in Coupon Payments. No further Coupon Payments will be owed to you under the Notes.

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Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, you will not be entitled to any additional payments, other than your Principal Amount, with respect to the Notes, and any accrued and unpaid Coupon Payments. For the purpose of calculating the Accrual Fraction upon an event of default, the applicable interest period will end on the date of acceleration, and the final Coupon Payment will be calculated based on the number of trading days elapsed from and including the preceding Interest Period End Date to but excluding the date of acceleration. The accelerated Maturity Date will be the third business day following the date of acceleration, and on such accelerated Maturity Date you will be entitled to receive $1,000 per $1,000 Principal Amount of Notes you hold.

For more information, see “Description of Debt Securities—Senior Debt Securities—Events of Default” in the prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 1.50% per $1,000 Principal Amount of Notes in connection with the distribution of the Notes to other registered broker-dealers.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

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U.S. Federal Income Tax Considerations

You should carefully consider the matters set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. The following discussion summarizes the U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the Notes. This summary supplements the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement and supersedes it to the extent inconsistent therewith.

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a contingent income-bearing pre-paid executory contract with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and, based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as contingent income-bearing pre-paid executory contracts with respect to the Reference Asset. Although the U.S. federal income tax treatment of the Coupon Payments is uncertain, we intend to take the position, and the following discussion assumes, that such Coupon Payments (including any Coupon Payment on or with respect to the call or maturity date) generally should be taxable to you as ordinary interest income at the time they accrue or are received in accordance with your regular method of accounting for U.S. federal income tax purposes. Assuming the Notes are treated as contingent income-bearing pre-paid executory contracts with respect to the Reference Asset, you should generally recognize capital gain or loss upon maturity or an earlier call, sale or exchange in an amount equal to the difference between the cash amount you receive at such time (other than amounts attributable to a Coupon Payment, if any) and your tax basis in the Notes. In general, your tax basis in the Notes will be equal to the price you paid for the Notes. Capital gain recognized by an individual holder is generally taxed at preferential rates, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes. You should review the discussion set forth in “U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. As a result, the timing and character of income in respect of the Notes might differ from the treatment described above. For example, the Notes may be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” as described in the discussion under “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the accompanying prospectus supplement. You should carefully consider the discussion of all potential tax consequences as set forth in “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

We will not attempt to ascertain whether any Reference Stock Issuer would be treated as a passive foreign investment company (“PFIC”) or a United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Stock Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Stock Issuers and consult your tax advisor regarding the possible consequences to you if a Reference Stock Issuer is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after December 31, 2013. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on January 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2014. Holders are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE NOTES.

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TABLE OF CONTENTS

You should only rely on the information contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$    Autocallable Buffered Range Accrual Notes

June 11, 2013

FREE WRITING PROSPECTUS

Free Writing Prospectus
General	FWP-5
Payment at Maturity	FWP-6
Investor Suitability	FWP-7
Risk Factors	FWP-7
Description of the Reference Stocks.	FWP-10
Illustrative Examples	FWP-14
Events of Default and Acceleration	FWP-16
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-16
U.S. Federal Income Tax Considerations	FWP-17
Stock-Linked Underlying Supplement
Risk Factors	S-1
Additional Note Terms	S-5
Information Regarding the Reference Stocks and the Reference Stock Issuers	S-11

Prospectus Supplement
Risk Factors	S-3
Risks Relating to Our Business	S-3
Risks Relating to All Note Issuances	.S-3
Pricing Supplement	S-7
Description of Notes	S-8
Use of Proceeds and Hedging	S-30
Certain ERISA Considerations	S-30
U.S. Federal Income Tax Considerations	S-32
Supplemental Plan of Distribution (Conflicts of Interest)	S-49

Prospectus
About this Prospectus	1
Risk Factors	1
Where You Can Find More Information	1
Special Note Regarding Forward-Looking Statements	2
HSBC USA Inc.	3
Use of Proceeds	3
Description of Debt Securities	3
Description of Preferred Stock	15
Description of Warrants	21
Description of Purchase Contracts	25
Description of Units	28
Book-Entry Procedures	30
Limitations on Issuances in Bearer Form	35
U.S. Federal Income Tax Considerations Relating to Debt Securities	35
Plan of Distribution (Conflicts of Interest)	51
Notice to Canadian Investors	53
Notice to EEA Investors	58
Certain ERISA Matters	59
Legal Opinions	60
Experts	60